Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of River Financial Corporation of our report dated July 31, 2015, related to our audit of the consolidated financial statements, which appears in the Registration Statement on Form S-4 of River Financial Corporation.

/s/ Porter Keadle Moore

Atlanta, Georgia

February 3, 2016